UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K

____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 7, 2019
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ASTEA INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	0-26330	23-2119058
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
240 Gibraltar Road, Horsham, Pennsylvania 19044 (Address of principal executive offices, including zip code) (215) 682-2500 (Registrant's telephone number, including area code) Not Applicable

(Former Name or Former Address, if Changed Since Last Report): Not Applicable
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	ATEA	OTCQB

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 7, 2019, Astea International Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with IFS Americas, Inc., a Delaware corporation (“Parent”), and IFS Amber, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and subject to the terms and conditions therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of Parent. The parties anticipate that the Merger will close in the fourth quarter of calendar year 2019.

The transactions contemplated by the Merger Agreement will result in the acquisition of all of the outstanding shares of the Company by Parent for cash. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of the common stock, par value $0.01 per share, of the Company (the “Common Stock”) (other than (i) shares held in treasury by the Company, (ii) shares held by Parent, Merger Sub or their respective Affiliates (as defined in the Merger Agreement), or by any Subsidiary of the Company, and (iii) shares held by stockholders who properly exercise and perfect appraisal rights for such shares in accordance with Section 262 of the Delaware General Corporation Law) will thereupon be cancelled and converted into the right to receive an amount in cash equal to $12.00 per share, without interest (the “Merger Consideration”) and subject to any required tax withholding.

At the Effective Time, each option to purchase shares of Common Stock outstanding immediately prior to the Effective Time, regardless of whether then vested or unvested, will be cancelled and converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of Common Stock subject to such option, multiplied by (y) the excess, if any, of the Merger Consideration over the applicable per-share exercise price of such option, less applicable withholding taxes.

The Merger Agreement contains various representations, warranties and covenants by the Company, Parent and Merger Sub. The Merger Agreement requires the Company to call and hold a special stockholder meeting and requires the board of directors of the Company (the “Company Board”) to recommend that the Company’s stockholders approve the Merger Agreement and the Merger, except the Company Board may, in certain circumstances, change its recommendation, subject to complying with specified notice and other conditions set forth in the Merger Agreement. Additionally, the Company agreed that, among other things, it and its officers and directors will not (i) initiate, support, solicit, or knowingly take any action to encourage, or knowingly take any action or inaction to facilitate the submission or making of, any Acquisition Proposal (as defined in the Merger Agreement), (ii) participate or engage in discussions or negotiations with, or furnish any information about the Company or its subsidiaries to, any third party relating to any Acquisition Proposal or Acquisition Transaction (as defined in the Merger Agreement), (iii) enter into any agreement relating to any Acquisition Proposal or Acquisition Transaction, (iv) enter into any agreement to reimburse any third party for costs incurred in connection with making a potential Acquisition Proposal or Acquisition Transaction, or (v) enter into any agreement that would prevent the Company from complying with the foregoing.

Subject to the terms of the Merger Agreement, prior to the approval of the Merger Agreement by the Company’s stockholders, the Company may engage in negotiations or discussions with and provide information to a third party that has made an unsolicited, written bona fide Acquisition Proposal (which Acquisition Proposal was made after the date of the Merger Agreement and did not result from a breach of the Company’s foregoing obligations) that the Company Board determines in good faith, after consultation with its outside legal counsel and outside financial advisors, constitutes, or would reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement) and that failure to take such actions would be expected to be inconsistent with its fiduciary duties under applicable law, provided, that, among other things, the Company gives Parent prompt written notice of such determination by the Company’s Board.

Prior to the approval of the Merger Agreement by the Company’s stockholders, the Company Board may, upon receipt of a Superior Proposal, and in certain other circumstances set forth in the Merger Agreement, change its recommendation that the Company’s stockholders approve the Merger Agreement and the Merger, subject to complying with specified notice and other conditions set forth in the Merger Agreement, including, if requested by Parent, negotiating in good faith with Parent to make such revisions to the Merger Agreement in response to such Superior Proposal. If the Company Board changes its recommendation that the Company’s stockholders approve the Merger Agreement and the Merger, Parent may terminate the Merger Agreement. Notwithstanding the Company Board changing its recommendation that the Company’s stockholders approve the Merger Agreement and the Merger, Parent shall have the right to request, and upon such request the Company shall give notice of and convene, a meeting of the Company’s stockholders for the purpose of obtaining the Company’s stockholder approval of the Merger Agreement and the Merger.

The Merger Agreement requires the Company and Parent to use reasonable best efforts to take all actions reasonably necessary under applicable law to consummate the transactions contemplated by the Merger Agreement.

The Merger Agreement contains certain termination rights for each of the Company and Parent, including the right of each party to terminate the Merger Agreement if the Merger has not been consummated by the “end date” of January 31, 2020.

The Merger Agreement provides for the payment by the Company to Parent of a termination fee in the amount of $2,569,746 in the case of a termination of the Merger Agreement under certain circumstances described in the Merger Agreement, including if: (a)(i) a bona fide Acquisition Proposal shall have been made known to the Company Board or directly to the Company’s stockholders generally or publicly announced by any person and shall not have been publicly and irrevocably withdrawn at least four (4) days prior to the prior to the meeting of the Company’s stockholders to vote on the Merger Agreement and Merger (or any adjournment or postponement thereof), (ii) the Merger Agreement is terminated by (x) Parent because of a breach of a representation, warranty or covenant of the Company that would cause the related closing condition to be incapable of being satisfied or cured by the end date or, if curable, is not cured by the Company by the earlier of 30 days after receipt of written notice of such breach or the end date or (y) Parent or the Company because the Merger is not consummated by the end date or the Company’s stockholders do not approve the Merger Agreement, and (iii) prior to that date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to any Acquisition Proposal, or (b) if the Merger Agreement is terminated by Parent because the Company Board has changed its recommendation that the Company’s stockholders approve the Merger Agreement and the Merger or, prior to the stockholders’ meeting to vote on the Merger Agreement and Merger, the Company has breached its covenants with respect to an Acquisition Proposal or Acquisition Transaction as described above or with respect to preparation of a proxy statement and the calling and convening of such a stockholders’ meeting.

Parent will be required to pay the Company a termination fee of $2,936,852 in the event the Merger Agreement is (i) terminated by the Company because of a breach of a representation, warranty or covenant of Parent or Merger Sub that would cause the related closing condition to be incapable of being satisfied or cured by the end date or, if curable, is not cured by Parent by the earlier of 30 days after receipt of written notice of such breach or the end date, or (ii) terminated by Parent or the Company because the Merger is not consummated by the end date but for which the Company would have been entitled to terminate the Merger Agreement for a breach of a representation, warranty or covenant of Parent or Merger Sub as described above, provided, that Parent shall not be required to pay the Company a termination fee, unless (x) a court has first (in a final, non-appealable order) declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger and (y) within 14 days following such order, Parent is not willing to consummate the Merger on the terms and conditions set forth in the Merger Agreement.

A special committee consisting solely of independent and disinterested members of the Company Board (the “Special Committee”) has unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, and has unanimously recommended that the Company Board approve the Merger Agreement and the transactions contemplated therein. The Special Committee has received a fairness opinion from the Special Committee’s financial advisors, Stifel, Nicolaus & Company, Incorporated.

The Merger Agreement has been approved by the boards of directors of each of the Company and Parent. The obligations of the parties to consummate the Merger are subject to customary closing conditions, including, among others: approval of the Merger Agreement and Merger by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of the Common Stock at the meeting of the Company’s stockholders; the accuracy of the representations and warranties of each party (subject to certain exceptions as set forth in the Merger Agreement); each of the parties having performed in all material respects all of their respective obligations under the Merger Agreement; and the absence of any injunctions or other legal restraints.

The representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement (except as otherwise specified in the Merger Agreement), may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, the representations and warranties in the Merger Agreement (i) will not survive consummation of the Merger and (ii) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement. Except as otherwise specified in the Merger Agreement, the Company’s investors and stockholders are not third party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company, Parent, their respective affiliates or their respective businesses. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company or Parent, their respective affiliates or their respective businesses, the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement of the Company, as well as in the other documents the Company may file with the Securities and Exchange Commission.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement. As such, the Merger Agreement, which is attached hereto as Exhibit 2.1, is incorporated herein by reference.

Voting Agreements

In connection with the execution of the Merger Agreement, Parent entered into a voting agreement with Zack Bergreen, Chairman and Chief Executive Officer of the Company, and a limited partnership that he controls and a voting agreement with Fredric Etskovitz, Chief Financial Officer and Treasurer of the Company (each referred to as the “Voting Agreement”). Subject to the terms and conditions set forth therein, each of Mr. Bergreen and Mr. Etskovitz has agreed, among other things, to vote the shares of Common Stock over which he has sole or shared voting power in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, against Acquisition Proposals or Superior Proposals, and against any other action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, result in any of the conditions to the consummation of the

Merger under the Merger Agreement not being fulfilled, or interfere with, delay or adversely affect the Merger and the other transactions contemplated by the Merger Agreement. Under his respective Voting Agreement, each of Messrs. Bergreen and Etskovitz has agreed that that he will not (and will not cause his affiliates, advisors or representatives) to, among other actions, (i) initiate, solicit, knowingly facilitate (including by providing any non-public information concerning the Company or any subsidiary to any person or group who would reasonably be expected to make an Acquisition Proposal) or knowingly encourage the submission or announcement of any inquiries, proposals or offers relating to, or which could reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (iii) enter into any letter of intent or other agreement relating to any Acquisition Proposal, or (iv) make, or in any manner participate in a “solicitation” of proxies or powers of attorney with respect to the voting of shares of the Common Stock intending to facilitate any Acquisition Proposal or cause any stockholder not to vote to adopt the Merger Agreement and approve the Merger. In addition, Mr. Bergreen and the limited partnership that he controls and Mr. Etskovitz have irrevocably waived and agreed not to exercise any statutory appraisal or dissenters’ rights that they may have under the Merger Agreement. Each of the Voting Agreements also contains certain restrictions on the transfer of shares of the Common Stock held by Mr. Bergreen (and the limited partnership that he controls) and Mr. Etskovitz. Each Voting Agreement will terminate upon the mutual written consent of the parties thereto or upon the earlier of the closing the Merger in accordance with the terms of the Merger Agreement and the termination of the Merger Agreement.

The Voting Agreement among Parent, Mr. Bergreen and the limited partnership that he controls contains certain additional provisions. Mr. Bergreen’s Voting Agreement requires him to convert all of the outstanding shares of the Series A Convertible Preferred Stock, par value $0.01 per share, and the Series B Convertible Preferred Stock, par value $0.01 per share, of the Company that he holds (the “Convertible Preferred Stock”) prior to the record date for the meeting of the Company’s stockholders to vote on the Merger Agreement and the Merger. On the closing date of the Merger, Parent will pay Mr. Bergreen an amount equal to the declared and unpaid dividends payable to him in in respect of the Convertible Preferred Stock, which dividends will continue to accrue and be payable on the Convertible Preferred Stock until the date of conversion. On October 7, 2019, the declared and unpaid dividends on the Convertible Preferred Stock totaled $1,070,000. If such accrued and unpaid dividends are not timely paid in full in accordance with the preceding sentence, then any unpaid balance shall accrue interest at a rate of 12% per annum on a daily basis based on the number of days that have elapsed from the date of conversion until the entire balance and any accrued interest thereon has been paid in full. In addition, in the event that the Company Board changes its recommendation that the Company’s stockholders approve the Merger Agreement and the Merger in compliance with the terms and conditions of the Merger Agreement, the number of shares of Common Stock that Mr. Bergreen and the limited partnership that he controls will be committed to vote in accordance with the Voting Agreement shall be modified to be equal to (calculated at the time of such vote) 30% of the aggregate voting power of the issued and outstanding shares of the Common Stock, voting together as a single class, and they will be obligated to vote (or cause to be voted) all of their remaining shares of the Common Stock proportionally with the votes of all stockholders present at any meeting.

As of October 7, 2019, the shares covered by Mr. Etskovitz’s Voting Agreement include 14,000 shares of the Common Stock, which represented less than one percent of the total outstanding shares of the Common Stock on such date. As of such date, the shares covered by Mr. Bergreen’s Voting Agreement include 1,119,040 shares of the Common Stock and 1,623,894 shares of the Convertible Preferred Stock held by Mr. Bergreen and 58,103 shares of the Common Stock beneficially owned by the limited partnership that he controls, which represented approximately 52 % of the total outstanding shares of the Common Stock on such date, assuming conversion of the Convertible Preferred Stock by Mr. Bergreen.

The foregoing descriptions of the Voting Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibit 99.1 and Exhibit 99.2, and are incorporated by reference herein.

Restrictive Covenant Agreements

In connection with the execution of the Merger Agreement, on October 7, 2019, Parent also entered into a restrictive covenant agreement with Mr. Bergreen and a restrictive covenant agreement with Mr. Etskovitz (each referred to as the “Restrictive Covenant Agreement”). Subject to the terms and conditions set forth therein, each of Mr. Bergreen and Mr. Etskovitz has agreed, among other things, from the Effective Time until the second anniversary thereof, to refrain from soliciting any person who is or was an officer or employee of the Company or inducing any supplier, vendor, customer, licensee, distributor, contractor or other business relation of the Company, to leave or cease doing business with the Company. Under the terms of Mr. Bergreen’s Restrictive Covenant Agreement, he also has agreed that, during the same two-year period, he shall not engage in certain competing activities with another company or person that is in the business of field service management software and related services. In the event that the Merger Agreement is terminated in accordance with its terms, each Restrictive Covenant Agreement will automatically become null and void.

Item 8.01. Other Events.

On October 8, 2019 the Company and Parent issued a press release announcing the entry into the Merger Agreement. The text of the press release is attached as Exhibit 99.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger among Astea International Inc., IFS Americas, Inc., and IFS Amber, Inc., dated October 7, 2019
99.1	Voting Agreement between IFS Americas, Inc. and Fredric Etskovitz, dated October 7, 2019
99.2	Voting Agreement among IFS Americas, Inc., Zack Bergreen and ANKA Limited Partnership, dated October 7, 2019
99.3	Press Release, dated October 8, 2019, issued by Astea International Inc. and IFS Americas, Inc.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Astea International Inc. (the “Company”) by IFS Americas, Inc. In connection with the transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE TRANSACTION. Any definitive proxy statement(s) (when available) will be mailed to stockholders of the Company. The Company’s investors and security holders will be able to obtain a free copy of these documents (when available) and other documents filed with the SEC by the Company at the SEC’s website at http://www.sec.gov. In addition, investors will be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) at the Company’s internet website at https://astea.com/about-us/investor-relations/ or by contacting the Company’s Investor Relations by email at mkreps@darrowir.com or by telephone at (214) 597-8200.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s officers and directors and their ownership of shares of the Company’s common stock is set forth in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2019, and in other documents filed with the SEC by the Company and its officers and directors. These documents can be obtained free of charge from the sources indicated above. Investors may obtain more detailed information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the transaction by reading the preliminary and definitive proxy statements and other relevant documents regarding the transaction, when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to: (1) the possibility that a transaction will not be consummated or delays in consummating the transaction; (2) adverse effects on the market price of the Company’s common stock and on the Company’s operating results because of a failure to complete the transaction; (3) negative effects relating to the announcement of the transaction or any further announcements relating to the transaction or the entrance into or consummation of the transaction on the market price of the Company’s stock; (4) unanticipated difficulties or expenditures relating to the transaction; (5) legal proceedings instituted against the Company and others in connection with the transaction; (6) disruptions of current plans and operations caused by the announcement and pendency of the transaction; (7) potential difficulties in employee retention as a result of the announcement and pendency of the transaction; (8) the response of customers, suppliers and competitors to the announcement of the transaction; (9) the ability to sustain brand strength; (10) the effect of changes in economic, political and social conditions in the markets where the Company operates; (11) changing customer preferences; and (12) the ability to develop and market new, innovative products.

Where, in any forward-looking statement, there is an expression of an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Actual results may differ materially from our expectations, plans or projections. Forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond the Company’s ability to control or predict with accuracy and some of which might not even anticipate. There can be no assurance that the Company will achieve any stated expectations. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the Company. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Astea International Inc.

October 8, 2019	By:	/s/ Rick Etskovitz
Rick Etskovitz
Chief Financial Officer